UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2015

RINGCENTRAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36089	94-3322844
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Address of principal executive offices: 20 Davis Drive, Belmont, CA 94002

Registrant’s telephone number, including area code: (650) 472-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)	Appointment of New Director

On October 23, 2015, the Board of Directors (the “Board”) of RingCentral, Inc. (the “Company”) appointed Allan Thygesen as a director of the Company, effective as of such date. Mr. Thygesen also was appointed to serve on the Nominating and Corporate Governance Committee of the Board. The Board has affirmatively determined that Mr. Thygesen is an independent director pursuant to the rules and regulations promulgated by the New York Stock Exchange and those issued under the Securities Exchange Act of 1934, as amended. Mr. Thygesen will serve as a director with a term of office expiring at the Company’s 2016 Annual Meeting of Stockholders. Mr. Thygesen has served since September 2011 as Vice President at Google Inc. (a subsidiary of Alphabet Inc.) and is currently Vice President, Global SMB Sales and Operations. He is also a lecturer at the Stanford Graduate School of Business. Before joining Google, Mr. Thygesen consulted to Google and other companies in 2010 and until September 2011 and previously co-founded an early stage venture firm and was a managing director and partner in the U.S. venture and growth funds of The Carlyle Group, where he led investments in startups in sectors including e-commerce, mobile advertising and imaging. Earlier, Mr. Thygesen served as an executive in several public and private companies, including Wink Communications, which he helped take public in 1999. Mr. Thygesen has also served on the boards of directors of various private companies.

Mr. Thygesen will be eligible to participate in the Company’s standard compensation arrangements for non-employee directors, including receiving cash and equity compensation, as described on pages 21 through 23 of the Company’s 2015 proxy statement filed with the Securities and Exchange Commission on April 29, 2015.

A copy of the news release issued by the Company on October 29, 2015 announcing Mr. Thygesen’s appointment to the Board is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed with this report:

99.1	News release of RingCentral, Inc. dated October 29, 2015, announcing the appointment of a new director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RINGCENTRAL, INC.

October 29, 2015	By:	/s/ Clyde Hosein
		Name:	Clyde Hosein
		Title:	Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	News release of RingCentral, Inc. dated October 29, 2015, announcing the appointment of a new director.